Pricing Supplement No. J961
To the Underlying Supplement dated April 19, 2018,

Product Supplement No. JPM-III dated June 30, 2017,

Prospectus Supplement dated June 30, 2017 and

Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 November 5, 2018

Structured Investments	Credit Suisse $2,000,000 Dual Directional Capped Knock-Out Notes due November 26, 2019 Linked to the Performance of the EURO STOXX 50® Index

General

•	The notes are designed for investors who seek a return at maturity linked to the appreciation of the EURO STOXX 50® Index, if any, up to the Upside Maximum Return on the notes of 15% and who seek to profit from depreciation of up to 17% in the Underlying. Investors should be willing to forgo interest and dividend payments and, if the level of the Underlying declines from the Initial Level to the Final Level by more than 17%, be willing to lose some or all of their investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.
•	Senior unsecured obligations of Credit Suisse AG, acting through its London branch, maturing November 26, 2019.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The offering price for the notes was determined on November 5, 2018 (the “Pricing Date”) and the notes are expected to settle on November 13, 2018 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlying:	The notes are linked to the performance of the EURO STOXX 50® Index. For additional information about the Underlying, see the information set forth under “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement.
Payment at Maturity:	If the Final Level is greater than the Initial Level, you will receive a cash payment at maturity per $1,000 principal amount of notes that provides you with a return equal to the Underlying Return, subject to the Upside Maximum Return of 15%. For example, if the Underlying Return is equal to or more than 15%, you will receive a payment at maturity of $1,150 for every $1,000 principal amount of notes that you hold. Accordingly, if the Underlying Return is positive, your payment per $1,000 principal amount of notes will be calculated as follows, subject to the Upside Maximum Return:
$1,000 + [$1,000 × (Underlying Return)]
If the Final Level is less than or equal to the Initial Level, but the level of the Underlying has declined from the Initial Level to the Final Level by an amount less than or equal to the Contingent Buffer Amount of 17%, you will receive a cash payment that provides you with a return per $1,000 principal amount of notes equal to the absolute value of the Underlying Return and your final payment per $1,000 principal amount of notes will be calculated as follows:
$1,000 + [$1,000 × - (Underlying Return)]
If the level of the Underlying has declined from the Initial Level to the Final Level by more than the Contingent Buffer Amount of 17%, you will lose 1% of the principal amount of your notes for every 1% that the level of the Underlying has declined and the Payment at Maturity per $1,000 principal amount of notes will be calculated as follows:
$1,000 + [$1,000 × (Underlying Return)]
You will lose some or all of your investment at maturity if the level of the Underlying has declined from the Initial Level to the Final Level by more than 17%.
Upside Maximum Return:	15%
Contingent Buffer Amount:	17%
Underlying Return:	The performance of the Underlying from the Initial Level to the Final Level, calculated as follows:
Final Level – Initial Level
Initial Level
The Underlying Return may be positive or negative.
Initial Level:	3217.37, which is the closing level of the Underlying on the Pricing Date.
Final Level:	The arithmetic average of the closing levels of the Underlying on each of the five Valuation Dates.
Valuation Dates:	November 13, 2019, November 14, 2019, November 15, 2019, November 18, 2019 and November 19, 2019 (each a “Valuation Date” and November 19, 2019, the “Final Valuation Date”), subject to postponement as set forth in any accompanying product supplement under “Description of the Notes—Postponement of calculation dates” or if any Valuation Date is postponed because it is not a trading day.
Maturity Date:	November 26, 2019, subject to postponement as set forth in any accompanying product supplement under “Description of the Notes—Postponement of calculation dates” or if the Final Valuation Date is postponed for any reason. If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22551LKL3

Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000	$9	$991
Total	$2,000,000	$18,000	$1,982,000

(1) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates of $9 per $1,000 principal amount of the notes.

Credit Suisse currently estimates the value of each $1,000 principal amount of the notes on the Pricing Date is $985.80 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our “internal funding rate”)), which is less than the Price to Public listed above. See “Selected Risk Considerations” in this pricing supplement.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

J.P. Morgan

Placement Agent

November 5, 2018

Additional Terms Specific to the Notes

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, any product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated April 19, 2018: https://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

•	Product Supplement No. JPM-III dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006322/dp77792_424b2-jpm3.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the notes and the owner of any beneficial interest in the notes, amend the notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in any accompanying product supplement and “Selected Risk Considerations” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Underlying?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount of notes to $1,000. The hypothetical total returns set forth below assume an Upside Maximum Return on the notes of 15%, a Contingent Buffer Amount of 17% and that the notes are purchased by the investor at $1,000 per $1,000 principal amount of notes. The actual Upside Maximum Return and Contingent Buffer Amount are set forth in “Key Terms” herein. The hypothetical total returns set forth below are for illustrative purposes only. The actual total payment at maturity applicable to a purchaser of the notes will be based on the Final Level. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Underlying Return	Total Return	Payment at Maturity
100%	15%	$1,150
90%	15%	$1,150
80%	15%	$1,150
70%	15%	$1,150
60%	15%	$1,150
50%	15%	$1,150
40%	15%	$1,150
30%	15%	$1,150
20%	15%	$1,150
15%	15%	$1,150
10%	10%	$1,100
5%	5%	$1,050
0%	0%	$1,000
-10%	10%	$1,100
-17%	17%	$1,170
-20%	-20%	$800
-30%	-30%	$700
-40%	-40%	$600
-50%	-50%	$500
-60%	-60%	$400
-70%	-70%	$300
-80%	-80%	$200
-90%	-90%	$100
-100%	-100%	$0

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Underlying increases by 50% from the Initial Level to the Final Level. Because the Final Level is greater than the Initial Level and the Underlying Return of 50% exceeds the Upside Maximum Return of 15%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount of notes, the maximum payment on the notes if the Underlying Return is positive.

Example 2: The level of the Underlying increases by 5% from the Initial Level to the Final Level. Because the Final Level is greater than the Initial Level and the Underlying Return of 5% does not exceed 15%, the Upside Maximum Return, the investor receives a payment at maturity of $1,050 per $1,000 principal amount of notes calculated as follows:

$1,000 + [$1,000 × (5%)] = $1,050

Example 3: The level of the Underlying decreases by 5% from the Initial Level to the Final Level. Because the Final Level is less than the Initial Level by not more than the Contingent Buffer Amount of 17%, the investor will receive a payment at maturity of $1,050 per $1,000 principal amount of notes based on the absolute value of the negative Underlying Return calculated as follows:

$1,000 + [$1,000 × - (-5%)] = $1,050

Example 4: The level of the Underlying decreases by 50% from the Initial Level to the Final Level. Because the Final Level is less than the Initial Level by more than the Contingent Buffer Amount of 17%, the Underlying Return is negative and the investor will receive a payment at maturity of $500 per $1,000 principal amount of notes calculated as follows:

$1,000 + [$1,000 × (-50%)] = $500

Selected Purchase Considerations

•	LIMITED APPRECIATION POTENTIAL IF THE UNDERLYING RETURN IS POSITIVE UP TO THE UPSIDE MAXIMUM RETURN — The notes provide the opportunity to participate in the appreciation of the Underlying, up to the Upside Maximum Return. Accordingly, if the level of the Underlying has increased from the Initial Level to the Final Level by more than the Upside Maximum Return, you will receive a payment at maturity for every $1,000 principal amount of notes of $1,000 plus $1,000 multiplied by the Upside Maximum Return. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	LIMITED APPRECIATION POTENTIAL IF THE UNDERLYING RETURN IS NEGATIVE UP TO A DECLINE OF THE CONTINGENT BUFFER AMOUNT — The notes provide the opportunity to enhance returns by giving you a positive return of up to the Contingent Buffer Amount even if the Underlying Return is negative, up to a decline in the level of the Underlying from the Initial Level to the Final Level equal to the Contingent Buffer Amount. If the level of the Underlying declines from the Initial Level to the Final Level by more than the Contingent Buffer Amount, for every 1% decline of the Underlying below the Initial Level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, the maximum payment at maturity on the notes if the Underlying Return is negative is $1,000 plus $1,000 multiplied by the Contingent Buffer Amount. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS — Please refer to “Material U.S. Federal Income Tax Considerations” in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying or in any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to the Underlying. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Final Level is less than the Initial Level by more than the Contingent Buffer Amount, you will be fully exposed on a basis of 1% to each 1% depreciation in the Underlying and the payment at maturity you will receive will be less than the principal amount of the notes and you could lose your entire investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Final Level is less than the Initial Level by more than the Contingent Buffer Amount, you will be fully exposed on a basis of 1% to each 1% depreciation in the Underlying and the payment at maturity you will receive will be less than the principal amount of the notes and you could lose your entire investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	THE PROBABILITY THAT THE FINAL LEVEL WILL BE LESS THAN THE INITIAL LEVEL BY MORE THAN THE CONTINGENT BUFFER AMOUNT WILL DEPEND ON THE VOLATILITY OF THE UNDERLYING — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that the Final Level could be less than the Initial Level by more than the Contingent Buffer Amount, indicating a higher expected risk of loss on the notes. The terms of the securities are set, in part, based on expectations about the volatility of the Underlying as of the Pricing Date. The volatility of the Underlying can change significantly over the term of the notes. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•	THE AVERAGING CONVENTION USED TO CALCULATE THE FINAL LEVEL COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment in an instrument that measures the point-to-point performance of the Underlying from the Pricing Date to the Final Valuation Date. Your ability to participate in the appreciation of the Underlying, if any, may be limited by the 5-day-end-of-term averaging used to calculate the Final Level, especially if there is a significant increase in the closing level of the Underlying on the Final Valuation Date. Accordingly, you may not receive the benefit of the full appreciation of the Underlying, if any, between the Pricing Date and the Final Valuation Date.

•	IF THE LEVEL OF THE UNDERLYING INCREASES FROM THE INITIAL LEVEL TO THE FINAL LEVEL, YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE UPSIDE MAXIMUM RETURN — If the Final Level is greater than the Initial Level, for each $1,000 principal amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed the Upside Maximum Return. Accordingly, if the Underlying Return is equal to or greater than the Upside Maximum Return, you will receive a payment of $1,000 plus $1,000 multiplied by the Upside Maximum Return, regardless of the appreciation in the Underlying, which may be significant.

•	IF THE LEVEL OF THE UNDERLYING DECREASES FROM THE INITIAL LEVEL TO THE FINAL LEVEL, YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE CONTINGENT BUFFER AMOUNT — If the Final Level is less than the Initial Level by up to the Contingent Buffer Amount, you will receive at maturity $1,000 plus a return equal to the absolute value of the Underlying Return. If the Underlying Return is negative, your maximum payment on the notes is $1,000 plus $1,000 multiplied by the Contingent Buffer Amount. If the Final Level is less than the Initial Level by more than the Contingent Buffer Amount, you will be fully exposed to the negative Underlying Return, and you will lose some or all of your investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE VALUATION DATE — If the Final Level is less than the Initial Level by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Underlying.

•	THE CLOSING LEVEL OF THE UNDERLYING WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATIVE TO THE U.S. DOLLAR EVEN THOUGH THE EQUITY SECURITIES INCLUDED IN THE UNDERLYING ARE TRADED IN A FOREIGN CURRENCY AND THE SECURITIES ARE DENOMINATED IN U.S. DOLLARS — The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the equity securities included in the Underlying are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

•	FOREIGN SECURITIES MARKETS RISK — Some or all of the assets included in the Underlying are issued by foreign companies and trade in foreign securities markets. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the Underlying may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the Underlying, and therefore the performance of the Underlying and the value of the securities.

•	HEDGING AND TRADING ACTIVITY — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the notes, including in instruments related to the Underlying. We, any dealer or our or their respective affiliates may also trade instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE NOTES ON THE PRICING DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your notes on the Pricing Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the notes and the cost of hedging our risks as issuer of the notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Pricing Date, we value the components of the notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar notes of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE NOTES — The internal funding rate we use in structuring notes such as these notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Pricing Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the notes. We will also use our internal funding rate to determine the price of the notes if we post a bid to repurchase your notes in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the notes on the Pricing Date. The estimated value of the notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the notes in the secondary market (if any exists) at any time. The secondary market price of your notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Pricing Date, the secondary market price of your notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your notes may be lower than the price at which we may repurchase the notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the notes from you at a price that will exceed the then-current estimated value of the notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your notes to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the notes.

•	NO VOTING RIGHTS OR DIVIDEND PAYMENTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Underlying.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive interest payments.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so, or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the notes. Further, hedging activities may adversely affect any payment on or the value of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — The payout on the notes can be replicated using a combination of the components described in “The estimated value of the notes on the Pricing Date is less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the notes at issuance and the value of the notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlying;

•	the time to maturity of the notes;

•	the dividend rate on the equity securities included in the Underlying;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlying or markets generally and which may affect the level of the Underlying; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing levels of the Underlying from January 2, 2013 through November 5, 2018. We obtained the historical information below from Bloomberg, without independent verification. The price source for determining the Final Level will be the Bloomberg page “SX5E <Index>” or any successor page.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any of the Valuation Dates. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

For additional information about the EURO STOXX 50® Index, see “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement.

The closing level of the Underlying on November 5, 2018 was 3217.37.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the notes or instruments that are similar to the notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the notes is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the notes as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2021 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the notes relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of distributor accession confirmations with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates of $9 per $1,000 principal amount of notes. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the notes against payment for the notes on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Pricing Date, purchasers who wish to transact in the notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated August 31, 2018 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on August 31, 2018. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated August 31, 2018, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on August 31, 2018. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse